Exhibit 11


                        COMPUTATION OF NET (LOSS) INCOME
                                PER COMMON SHARE
     FOR THE YEARS ENDED FEBRUARY 28, 1998, MARCH 1, 1997 AND MARCH 2, 1996
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 FOR THE YEARS ENDED
                                                     ------------------------------------------
                                                     February 28,      March 1,        March 2,
                                                         1998            1997            1996
                                                     ------------------------------------------
                 Net (loss) income                    $(33,551)       $(45,341)        $ 6,591
                                                      =========       =========        =======
                 Common shares outstanding:

                 Weighted average................       17,439          17,407          17,291

                 Dilutive effect of stock options           --              --             139
                                                      --------        --------         -------


                 Weighted average shares used
                  to calculate diluted (loss)
                  earnings per share.............       17,439          17,407          17,430
                                                      ========        ========         =======

                 Net (loss) income per share:

                 Assuming basic..................     $  (1.92)       $  (2.60)        $   .38
                                                      ========        ========         =======


                 Assuming diluted................     $  (1.92)       $  (2.60)        $   .38
                                                      ========        ========         =======